MANAGEMENT SERVICES AGREEMENT

EXHIBIT A

Dated December 12, 2024

Series of the Trust

The following Funds are covered under this agreement:

Day Hagan/Ned Davis Research Smart Sector ETF
Day Hagan/Ned Davis Research Smart Sector Fixed Income ETF
Day Hagan/Ned Davis Research Smart Sector International ETF
Eventide High Dividend ETF
Eventide US Market ETF
Day Hagan Smart Buffer ETF

Strategy Shares

By:	/s/ Tobias Caldwell
Print Name: Tobias Caldwell
Title: Trustee

MFund Services LLC

By:	/s/ Jerry Szilagyi
Print Name: Jerry Szilagyi Title: President